Exhibit 99.1

News Release

FOR RELEASE:  December 6, 2005

CONTACT:
Isonics Corporation	CTA Public Relations
James E. Alexander, CEO	Bevo Beaven, VP/GM or Bill Conboy, VP
303-279-7900	(303) 665-4200

Peter Benedict

Lucent Technologies Bell Labs

908-582-7710

ISONICS AND LUCENT TECHNOLOGIES BELL LABS TO DEVELOP NIGHT VISION AND INFRARED IMAGING DEVICES FOR HOMELAND DEFENSE AND MILITARY APPLICATIONS

GOLDEN, CO and MURRAY HILL, NJ – December 6, 2005 — Isonics (NASDAQ: ISON) and Lucent Technologies (NYSE: LU) Bell Labs announced today that they have entered into a Development Agreement whereby the two companies will endeavor to develop a next generation infrared (IR) imaging and night vision surveillance technology based on pioneering research by Bell Labs at its micro electro-mechanical systems (MEMS) and nanotechnology fabrication facility.  The development plan contemplates a proof-of-concept within 12 months, followed by steps toward commercialization.

Infrared technology, which converts infrared radiation in the non-visible spectrum, such as body heat, into a visible image, is commonly found in both commercial and military/homeland security applications including night vision goggles and cameras, rifle scopes, and threat detection devices used to identify concealed weapons or explosives.

“Isonics is proud to be working with Bell Labs to develop and commercialize this important new technology,” said James E. Alexander, Chairman and CEO of Isonics Corporation. “Isonics believes that the successful commercialization of this technology has the potential to change the cost and performance dynamics of an entire industry.  At the end of the day, we believe this development effort will allow Isonics to introduce products that deliver higher performance with lower power consumption at a reduced cost compared to what is currently available in the marketplace today.”

“Industry research used by Isonics indicates that there is currently over a billion-dollar annual market for IR imaging and night vision cameras and systems,” said Alexander.  “We believe that the present market has been constrained due to the high cost of today’s technologies.  Isonics and Lucent have undertaken the task to extend Bell Labs’ proven capability in MEMS design and fabrication to meet a large and critical national need for broader use of infrared capability on the battlefield and for homeland security.  This MEMS approach has the potential for enabling new applications, even in the price-sensitive commercial and consumer sectors, due to its expected superior performance and cost effective manufacturability.”

“The opportunities for growth that we expect may come to Isonics as a result of this product development initiative will usher in an important new era for our company and is consistent with our homeland security and defense mission,” Alexander concluded.

Commenting on Bell Labs’ agreement with Isonics, David Bishop, vice president of Bell Labs Physical Sciences and president of the New Jersey Nanotechnology Consortium, said, “Isonics is a focused, agile company with a keen eye for technology-driven product development opportunities.

We look forward to collaborating with them as they leverage our MEMS-based fabrication expertise to produce exciting new products based on our powerful infrared imaging technology.”

The agreement calls for cross-licensing of relevant Isonics and Bell Labs intellectual property and for Isonics to contribute to the development costs during the three-year development phase.   Isonics receives exclusive rights to newly created technical information for MEMs-based IR imaging modules except for certain rights reserved by Lucent.  Lucent will manufacture test structures and prototypes and has the right to manufacture commercial IR imaging modules for sale to Isonics.  Isonics may incorporate these modules into IR cameras and systems it develops internally or through collaborations with others in the industry.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Isonics Semiconductor, and (3) Isonics Life Sciences. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals, silicon-on-insulator wafers, wafer reclaim services and test wafers, including 300mm, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent (notwithstanding our operations at Protection Plus Security Corporation) at the present time as we proceed to develop further our IMS and neutron-based detection technologies. Additional information may be obtained at the Company’s Web site at www.isonics.com.

About Bell Labs and Lucent Technologies

Lucent Technologies Bell Labs is a leading source of new communications technologies. It has played a pivotal role in inventing or perfecting key communications technologies, including transistors, digital networking and signal processing, lasers and fiber-optic communications systems, communications satellites, cellular telephony, electronic switching of calls, touch-tone dialing, and modems. Bell Labs scientists have received six Nobel Prizes in Physics, nine U.S. National Medals of Science and seven U.S. National Medals of Technology. For more information about Bell Labs, visit its Web site at http://www.bell-labs.com.

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks.  Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks.  Lucent’s customer base includes communications service providers, governments and enterprises worldwide.  For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit http://www.lucent.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the results of this Development Agreement, each company’s benefits under it, and each company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, Isonics operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond its control. Other important factors that the companies believe might cause such differences are discussed in the risk factors detailed in:

•                  Isonics’ most recent 10-KSB and reports subsequently filed with the Securities and Exchange Commission, which include Isonics’ historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks; and

•                  Lucent Technologies’ most recent annual report on Form 10-K and other reports subsequently filed with the Securities and Exchange Commission.

The views expressed or statements made by each company are those of the company only and do not necessarily represent the views of the other company.

In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the companies’ respective filings with the Securities and Exchange Commission.

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